UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.        )

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GREAT BASIN SCIENTIFIC, INC.

(Name of Registrant as Specified In Its Charter)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT

(Address of principal executive offices)

84120

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

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Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 2, 2015, Great Basin Scientific, Inc. (the “Company”) furnished to holders of Series E Convertible Preferred Stock, Series C Warrants and Units, of which such shares and warrants form a part, a Consent Solicitation Statement (the “Consent Solicitation”). The record date for the Consent Solicitation was established as of 5:00 pm EST on May 26, 2015.

The Consent Solicitation sought consent to the proposed amendment of the Certificate of Designation of Series E Convertible Preferred Stock (the “Preferred Amendment”) and the proposed amendment and restatement of the Series C Warrant governing the terms of the Series C Warrants issued by the Company (the “Warrant Amendment” and, together with the Preferred Amendment, the “Proposed Amendments”). The Company sought to enter into the Proposed Amendments in order to induce the holders of Series C Warrants to exercise their Series C Warrants for cash, which will provide additional working capital to fund the Company’s ongoing operations.

On June 11, 2015, the Company received consents to the Preferred Amendments from holders of the requisite amount of Series E Convertible Preferred Stock and Units, of which such shares form a part. The responses received from these securityholders as of June 12, 2015, which are sufficient to approve the Preferred Amendment, are set forth below:

Consents to the Preferred Amendment	Unvoted
1,889,876	834,124

In order to be approved, the Preferred Amendment required consent from the holders of a majority of the Company’s Series E Convertible Preferred Stock. As of June 12, 2015, the Company has obtained consents from approximately 69.4% of the holders of the Company’s Series E Convertible Preferred Stock.

On June 12, 2015, the Company received consents to the Warrant Amendments from holders of the requisite amount of Series C Warrants and Units, of which such warrants form a part. The responses received from these securityholders as June 12, 2015, which are sufficient to approve the Warrant Amendment, are set forth below:

Consents to the Warrant Amendment	Unvoted
15,119,008	6,672,992

In order to be approved, the Warrant Amendment required consent from the holders of Series C Warrants exercisable for an aggregate number of shares of common stock equal to at least 66.7% of the number of shares of common stock issuable upon exercise of all outstanding Series C Warrants. As of June 12, 2015, the Company has obtained consents from the holders of Series C Warrants exercisable for an aggregate number of shares of common stock equal to approximately 69.4% of the number of shares of common stock issuable upon exercise of all outstanding Series C Warrants.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, these corporate actions cannot be effective until the expiration of twenty (20) calendar days after the mailing of the Consent Solicitation to the applicable securityholders of the Company; therefore, although the Company has received the requisite consents, the Proposed Amendments will not take effect prior to June 22, 2015, which is the date of the expiration of the aforementioned twenty (20) day period. The Company anticipates that the Proposed Amendments will be effective on June 23, 2015.

When the Proposed Amendments are effective, any investor who tenders an exercise notice exercising the Series C Warrants for cash prior to the earlier of August 25, 2015 or 15 days after the Separation Trigger Date (defined below), will receive the following accelerated conversion and exercise rights: (i) the subject Units (of which the exercised Series C Warrants form a part) held by such investor will automatically separate, (ii) the Series E Convertible Preferred Stock held by such investor will become immediately convertible at such investor’s option and (iii) the Series C Warrants held by such investor will become immediately exercisable. No other terms of the Series E Preferred Stock and Series C Warrants will change as a result of these amendments except as otherwise described herein. Units whose Series C Warrants are not exercised will not separate and will continue to be listed and trade on the Nasdaq Stock Market under the symbol “GBSNU”. The amendments do not obligate investors to exercise their Series C Warrants or convert their Series E Convertible Preferred Stock early; if an investor decides to exercise or convert the securities at a later date, that investor will still retain the same original rights it has under the Series C Warrants and Series E Convertible Preferred Stock, including the ability to exercise the Series C Warrants for cash or on a cashless basis upon the earlier of the Early Separation Date or August 25, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: June 15, 2015	By:	/s/ Ryan Ashton
Ryan Ashton, Chief Executive Officer